Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among MOBIVITY HOLDINGS CORP.,

MOBIVITY, INC., FRONT DOOR INSIGHTS LLC

and

THE CONTROLLING OWNERS IDENTIFIED HEREIN

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of May 20, 2013 (this “Agreement”), by and among Mobivity Holdings Corp., a Nevada corporation (“Parent”), Mobivity, Inc., a Nevada corporation (“Buyer”), Front Door Insights LLC, a Michigan limited liability company ("Seller"), and the individuals listed on the signature pages hereto as “Controlling Owners” (the “Controlling Owners”).

WITNESSTH:

WHEREAS, Seller has heretofore conducted a business which provides an interactive mobile marketing platform and services, including under the name “Front Door Insights” (the “Business”);

WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

Section 1.01                                  Definitions.

(a)  The following terms, as used herein, have the following meanings: “Acquiror Securities” means the Parent Shares and the Buyer/Parent Note.

“Closing Balance Sheet” means a balance sheet of the Business as at the close of business on the Closing Date, prepared in accordance with generally accepted accounting principles and practices.

“Closing Date” means the date of the Closing.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

“Escrow Agent” means Alliance Bank of Arizona.

“Escrow Agreement” means the Escrow Agreement to be entered into concurrently with the Closing by and among Seller, Buyer and the Escrow Agent.  Under the Escrow Agreement,

(a) the Escrowed Shares will be held in the escrow account and released in accordance with Section 2.09 of this Agreement, and (b) the costs and expenses of the Escrow Agent will be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Technology of every kind and nature, whether arising by operation of law, by contract or license, or otherwise; and (vi) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.

“Key Individual” means Tom Tolbert.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Parent Share Closing Price” means $0.25 per Parent Share.

“Parent Shares” means the Common Stock, par value $0.001 per share, of Parent. “Permitted Lien” means (i) Liens for taxes not yet due or being contested in good faith, and (ii) Liens which do not materially detract from the value of any Acquired Asset as now used, or materially interfere with any present or intended use of any Acquired Asset.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e- mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before any Governmental Entity or arbitrator.

“Realizable Net Working Capital” means the result of (i) all cash and cash equivalents reflected in the Closing Balance Sheet, plus (ii) all accounts receivable (net of any reserves for doubtful accounts) reflected in the Closing Balance Sheet that less than 90 days past due as of the Closing Date, minus (iii) the amount of Assumed Liabilities (including all obligations in respect of Seller Debt and Seller Deferred Revenue Obligations).

“Registered IP” means all Intellectual Property Rights that are registered or filed with or issued by any governmental authority, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing.

“Seller Deferred Revenue Obligations” means all deferred or unearned revenue obligations reflected in the Closing Balance Sheet.

“Seller Privacy Policy” shall mean each external or internal, past or present privacy policy of Seller (or any predecessor), including any policy relating to: (a) the privacy of users of any Seller Website or software application; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee Personal Data.

"Seller's Knowledge or Knowledge of Seller" shall mean the actual knowledge of any Controlling Owner.

"Seller Websites" shall mean each and every website operated by Seller as part of the Business (or any predecessor) as of or at any time prior to the date of this Agreement

"Taxes" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, uses, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.
“Technology” means all products, product developments, apparatus, data, databases and data collections, diagrams, inventions (whether or not patentable), know-how, logos, marks, methods, processes, proprietary information, protocols, schematics, specifications, algorithms, APIs, software, software code (in source code and executable code), techniques, user interfaces, URLs, web sites, works of authorship, network configurations and architectures, documentation, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“User Data” shall mean any Personal Data or other data or information collected by or on behalf of Seller from users of any Seller Website or the software application.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Assets	2.01
Assumed Liabilities	2.03
Benefit Arrangements	3.16(c)
Business	Recitals
Business IP Rights	2.01(g)
Buyer Termination Fee	8.02
Cash Consideration	2.03(a)
Closing	2.07
Commission	3.25(a)
Commission Documents	4.05
Contracts	2.01(d)
Damages	7.02
Deductible	7.02
Escrowed Shares	2.06(c)
Employee Benefit Plan	3.16(c)
Excluded Assets	2.02
Excluded Contracts	2.02(a)
Excluded Liabilities	2.04
Governmental Entity	3.03
Indemnified Party	7.03
Indemnifying Party	7.03
Material Adverse Effect	3.01
Permits	3.12
Purchase Price	2.06
Resolution Period	2.08
Review Period	2.08
Securities Act	2.07
Seller Balance Sheet	3.08
Seller Balance Sheet Date	3.06
Stock Payment	2.06(a)(ii)
Third Party Claim	7.04(a)
Transferred Employee	5.03(f)

ARTICLE II PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens, other than Permitted Liens, all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller as the same shall exist on the Closing Date, including all of the assets shown on the Seller Balance Sheet and not disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by Seller (the “Acquired Assets”), and including, without limitation, all right, title and interest of Seller in, to and under:

(a) All cash on hand of Seller;

(b) All accounts and other receivables of Seller;

(c) All personal property and interest therein, including equipment, furniture, office equipment, communications equipment;

(d) All rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Sections 3.11 and 3.16 of the Seller Disclosure Schedule (collectively, the “Contracts”), other than the Excluded Contracts;

(e) All prepaid expenses relating to the operation of the Business, including those identified on Section 2.01(e) of the Seller Disclosure Schedule;

(f) All rights, claims, credits, causes of action or rights of set-off against third parties relating to the Acquired Assets, including (without limitation) un-liquidated rights under manufacturers’ and vendors’ warranties;

(g) All Technology and Intellectual Property Rights, including but not limited to: (i) the goodwill associated with any trademarks or service; (ii) rights to sue for past, present and future infringements or misappropriation of any Technology or Intellectual Property Rights, including the right to recover damages therefore, and the right to receive royalties, license fees and income from any Technology or Intellectual Property Rights; and (iii) any rights at common law directly arising from any Technology or Intellectual Property Rights and any licenses with respect to any Technology or Intellectual Property Rights (collectively the “Business IP Rights”), including, without limitation, those Business IP Rights listed on Sections 3.15(a) and 3.15(b) of the Seller Disclosure Schedule;

(h) All social media presence related to the Business, including (without limitation) all associated passwords and other account management information in Seller’s possession;

(i) All transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including (without limitation) the items listed on Section 3.12 of the Seller Disclosure Schedule;

(j) All books, records, files and papers, whether in hard copy or computer format, used in the Business (excluding all minute books and ownership records of Seller as noted below Section 2.02(b)), including (without limitation) engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers (including, without limitation, “free trial” customers), and any information relating to Tax imposed on the Acquired Assets; and

(k)  All goodwill associated with the Business or the Acquired Assets, together with the right to represent to third parties that Buyer is the successors to the Business.

Section 2.02Excluded  Assets.  Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) will be excluded from the Acquired Assets:

(a) Any Contract listed on Schedule 2.02(a) (the “Excluded Contracts”);

(b) All minute books and ownership records of Seller;

(c) Seller’s rights under this Agreement;

(d) Any asset listed on Schedule 2.02(d); and

(e) Any Acquired Assets sold or otherwise disposed of in the ordinary course of the operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date.

Section 2.03Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing to assume only the following liabilities and obligations of Seller (the “Assumed Liabilities”) :

(a) Obligations under the Commercial Lease, dated September 11, 2012, between the Seller and W. Douglas Winters;

(b) Trade payables incurred in the ordinary course of business consistent with past practice and identified on Schedule 2.03(b); and

(c) Obligations to be performed after the Closing under the Contracts (other than the Excluded Contracts), but specifically excluding any liability or obligation to the extent that it arises out of or relates to any indemnification or warranty obligation thereunder or any default, breach, violation or failure to perform or comply with the terms thereof relating to periods prior to, or that occurred on or before, the Closing Date.

Section 2.04Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of whatever nature whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), and Seller will pay all such Excluded Liabilities as they become due. Notwithstanding anything to the contrary in this Section 2.04, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a) Any liability or obligation for Tax arising from or with respect to the Acquired Assets or the operations of the Business which is incurred in or attributable to the Pre-Closing Tax Period;

(b) Any liability or obligation for any accounts payable or other accruals arising on or prior to the Closing Date, other than those set forth on Schedule 2.03(b);

(c) Any liability or obligation under the Contracts that arises after the Closing Date but only to the extent it arises out of or relates to any default, breach, violation or failure to perform or comply with the terms thereof that occurred on or before the Closing Date;

(d) Any liability or obligation under any Excluded Contract, whether arising before or after the Closing Date;

(e) Any liability or obligation, including indemnification and warranty obligations, to the extent arising out of or related to any products or services, manufactured, distributed or sold in by Seller connection with the Business on or prior to the Closing Date;

(f) Any liability or obligation relating to employees of, or independent contractors or consultants to, the Business for all periods ending on or prior to the Closing Date, including, without limitation, workers’ compensation claims, disability and occupational diseases in each case without regard to whether such injuries, claims, conditions, events and occurrences are known or otherwise manifest on or prior to the Closing Date and any bonuses (including, without limitation, a pro rata portion of any bonus paid by Buyer to any Transferred Employee in respect of any period, a portion of which includes the period on or prior to the Closing Date), vacation pay, or severance or retention obligations to such employees, whether or not accrued on Seller’s books and records; and

(g) Any liability or obligation relating to any Excluded Asset.

Section 2.05Assignment   of   Contracts   and   Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof to in any way adversely affect the rights of Buyer or Seller thereunder. Each of Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, each of Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Acquired Asset or any claim or right or any benefit arising thereunder. In such event, Seller, and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternative arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Acquired Assets.

Section 2.06  Purchase Price; Escrow of Parent Shares.

(a) The purchase price for the Acquired Assets (the “Purchase Price”) is:

(i) One  Hundred  Thousand  Dollars  ($100,000)  in  immediately  available funds (“Cash Consideration”);

(ii) A promissory note, substantially in the form of Exhibit A hereto, in the principal amount of $1,400,000 (the “Buyer/Parent Note”); and

(iii) Seven Million (7,000,000) Parent Shares (the “Stock Payment”).

(b) The Purchase Price will be paid as provided in this Section 2.06 and in Section 2.07, and subject to adjustment as provided in Section 2.08.

(c) 25% of the number of Parent Shares constituting the Stock Payment (the “Escrowed Shares”) will be held in escrow in accordance with Section 2.09 as security for Seller’s obligations under 7.02(a).

Section 2.07Closing.  The closing (the “Closing”) of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall take place via electronic exchange of closing documentation in PDF or other mutually acceptable format as soon as possible, but in no event later than three business days, after the satisfaction of the conditions set forth in Article VI, or at such other time or place as Buyer and Seller may agree. At the Closing,

(a) Buyer shall deliver to Seller the Cash Consideration by wire transfer to account(s) set forth in Schedule 2.07(a)

(b) Buyer shall deliver to Seller the Buyer/Parent Note;

(c) Buyer shall deliver to Seller a stock certificate representing 75% of the number of Parent Shares constituting the Stock Payment;

(d) Seller  and  Buyer  shall  enter  into  an  Assignment  and  Assumption Agreement substantially in the form attached hereto as Exhibit B;

(e) Buyer and Key Individual shall enter into an Employment Agreement in the form attached hereto as Exhibit C;

(f) Buyer,  Seller  and  the  Escrow  Agent  shall  enter  into  and  deliver  the Escrow Agreement;

(g) Buyer and Seller shall enter into an Operating Services Agreement; and

(h) Seller shall deliver to Buyer such deeds, bills of sale, assignment, certificates or title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller.

All Acquiror Securities to be issued hereunder shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). All Acquiror Securities to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act (and the rules and regulations promulgated thereunder). Certificates representing the Acquiror Securities to be issued hereunder shall bear a restrictive legend in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

Seller agrees that, until the first anniversary of the Closing Date, it will not (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Parent Shares; or (b) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Parent Shares or any securities of Parent that are substantially similar to the Parent Shares, including, but not limited to, any security convertible into or exercisable or exchangeable for Parent Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Parent Shares or such other securities, in cash or otherwise. The foregoing restrictions shall not apply to the transfer of Parent Shares (i) to Seller’s members (as long as such members agree to be bound by the restrictions of this paragraph), bona fide gifting of Parent Shares, and/or transfers of Parent Shares solely for estate planning purposes.

Section 2.08. Post-Closing Adjustment to Purchase Price. Within five business days following the earlier of (i) the fifth business day following completion of Buyer’s audit of the financial statements of the Business for 2011 and 2012, and (ii) the 120th day following the Closing Date, Buyer will cause the Closing Balance Sheet to be prepared and will deliver to Seller its calculation of Seller’s Realizable Net Closing Working Capital (the “RNCWC Adjustment Calculations”). After receipt of the Closing Balance Sheet, Seller shall have fifteen business days (the “Review Period”) to review the Closing Balance Sheet.

Within thirty days following Buyer’s delivery of the RNCWC Adjustment Calculations (and based on such calculations), but after the Review Period and any resolutions of disputed amounts, if applicable:   (a) if the amount of Realizable Net Working Capital is greater than $10,000 (“Target RNCWC”), then Parent will issue to Seller, as an adjustment to the Purchase Price, a number of Parent Shares equal to (A) the amount by Realizable Net Working Capital exceeds Target RNCWC, divided by (B) twenty-five cents ($0.25). If the amount of Realizable Net Working Capital is less than Target RNCWC, then Seller will surrender to Parent, as an adjustment to the Purchase Price, a number of Parent Shares equal to (A) the amount by which Realizable Net Working Capital is less than Target RNCWC, divided by (B) twenty-five cents ($0.25). In either case, the calculation will be rounded to the nearest whole number of Parent Shares. During the Review Period, Seller and Seller's accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer's accountants to the extent that they relate to the Closing Balance Sheet and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Balance Sheet as Seller may reasonably request. On or prior to the last day of the Review Period, Seller may object to the Closing Balance Sheet by delivering to Buyer a written statement and Buyer and Seller shall negotiate in good faith to resolve such objections within 15 business days after the delivery such objection (the “Resolution Period”). If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the object before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants other than Seller's Accountants or Buyer's Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Seller’s Realizable Net Closing Working Capital, as the case may be, and the Closing Balance Sheet. The parties hereto agree that all adjustments shall be made without regard to materiality. The Seller will be responsible for all fees and expenses of the Independent Accountants; provided that if the Independent Accountants’ resolution of the Disputed Amounts results in an increase in Seller’s Realizable Net Closing Working Capital of greater than 10% from the calculation of Seller’s Realizable Net Closing Working Capital based on Buyer’s last proposal regarding the Dispute Amounts, then Buyer will be responsible for all fees and expenses of the Independent Accountants.

Section 2.09  Escrowed Shares.

(a) The Escrow Agent will hold the Escrowed Shares, as security for Seller’s obligations under 7.02(a), until the first anniversary of the Closing (the “Escrow Termination  Date”). Subject to the terms hereof, Seller will have all the rights of a stockholder with respect to the Escrowed Shares, including without limitation, the right to vote the Escrowed Shares and receive any cash dividends declared thereon.

(b) If at any time on or prior to the Escrow Termination Date, Buyer (i) believes in good faith that it or Parent is entitled to payment or that payment should be made to a third party pursuant to the terms of Section 7.02(a), and (ii) desires to make a claim for payment from the Escrowed Shares in connection therewith, then Buyer shall give written notice of such claim (a “Payment Notice”) to Seller, stating in reasonable detail the events or circumstances which are the basis for and amount (to the extent determined) of such claim. If Seller objects to such claim, Seller shall give written notice of such objection to Buyer within 60 days after the date of  Seller’s receipt of the Payment Notice served either by certified mail, express mail or personal service (the “Objection Period”), and shall state the basis for such objection in reasonable detail. If no objection to Buyer’s claim is made by Seller within the Objection Period, the claim set  forth in the Payment Notice shall be deemed approved and accepted by Seller, the Controlling Owners and Buyer and Seller will instruct Escrow Agent to deliver the applicable portion of Escrowed Shares in satisfaction of the claim.   Any Escrowed Shares withdrawn and applied by Escrow Agent in satisfaction of a claim under this Section 2.09 will be valued at price of twenty- five cents ($0.25) per Parent Share.  If an objection to Buyer’s claim is made by Seller within the Objection Period, Buyer may initiate an arbitration proceeding under Section 9.05 hereof to resolve the claim within 60 days following its receipt of Seller’s written objection. If Buyer fails to initiate an arbitration proceeding within such 60-day period, it will be deemed to have abandoned the claim and released its rights with respect to the specific subject matter of such claim.

(c) Escrow Agent will hold and/or distribute any remaining Escrowed Shares (after deduction of amounts, if any, withdrawn and applied by Buyer pursuant to Section 2.09(b)) in accordance with the following:

(i) If on the Escrow Termination Date there is any pending indemnification claim(s) asserted by Buyer or Parent under Article VII (a “Pending Claim”), including (without limitation) any claim which Seller has objected to and Buyer has not abandoned pursuant to Section 2.09(b), a number of Escrowed Shares reasonably anticipated by Buyer and Seller to be necessary to satisfy such claim will be retained by Escrow Agent until such claim is resolved. On the Escrow Termination Date, Escrow Agent will distribute the remaining Escrowed Shares less the amount reserved for Pending Claims, as applicable, to Seller.

(ii) If on the Escrow Termination Date there is no Pending Claim, Escrow Agent will distribute the remaining Escrowed Shares to Seller.

(iii) Following the Escrow Termination Date, Pending Claims which are adjudicated or determined by arbitration in favor of Buyer or Parent, Escrow Agent will be distribute Escrowed Shares to Buyer in satisfaction of the claim. When no Pending Claims remain following the Escrow Termination Date, Escrow Agent will distribute the remaining Escrowed Shares following resolution of the Pending Claims existing on the Escrow Termination Date to Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND CONTROLLING OWNERS

Seller and each Controlling Owner, jointly and severally, hereby represent and warrant to Buyer that:

Section 3.01  Organization.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects (a “Material Adverse Effect”) of the Business.

(b) Seller does not have any direct or indirect subsidiaries, own, directly or indirectly, any capital stock or other equity or ownership interests in any other Person or have any direct or indirect equity or ownership interest in any business or other Person.

Section 3.02Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby are within its organizational powers and have been duly authorized by all necessary organizational action of Seller. This Agreement has been duly and validly executed and delivered by Seller and the Controlling Owners and constitutes a valid and binding agreement of each of them, enforceable against each of them in accordance with its terms.

Section 3.03  Governmental Authorization; Consents.

(a) The execution, delivery and performance by Seller and the Controlling Owners of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority (a “Governmental Entity”).

(b) Except as set forth on Section 3.03 of the Seller Disclosure Schedule, no consent, approval, waiver or other action by any Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which Seller or any Controlling Owner is a party or by which the Seller or any Controlling Owner is bound is required or necessary for the execution, delivery and performance of this Agreement by Seller and the Controlling Owners or the consummation of the transactions contemplated hereby.

Section 3.04Non-Contravention. Except as set forth on Section 3.04 of the Seller Disclosure Schedule, The execution, delivery and performance by Seller and the Controlling Owners of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or constitution of Seller, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller or any Controlling Owner; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any Controlling Owner or to a loss of any benefit to which Seller or any Controlling Owner is entitled under any provision of any agreement, contract, or other instrument binding upon Seller or any Controlling Owner or any license, franchise, permit or other similar authorization held by Seller or any Controlling Owner, except where such termination, cancellation, or acceleration would not have a Material Adverse effect on the Business, or (iv) result in the creation or imposition of any Lien on any Acquired Asset.

Section 3.05Sufficiency of and Title to Acquired Assets.

(a) The Acquired Assets constitute, and on the Closing Date will constitute, all or the assets or property used or held for use by Seller in the Business.

(b) Upon Closing, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Acquired Assets, free and clear of all Liens, except for Permitted Liens.

Section 3.06Financial Statements. Except as set forth in Section 3.06 of the Seller Disclosure Schedule, the unaudited financial statements of operations for the Business taken as a whole for the fiscal years ended December 31, 2010, December 31, 2011, and December 31, 2012 and the three months ended March 31, 2013 (the “Seller Balance Sheet Date”) previously delivered to Buyer fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as indicated in the notes thereto), the financial position of the Business taken as a whole as of the dates thereof and its results of operations and cash flows for the periods then ended provided however the financial statements for the period ending on March 31, 2013 are subject to normal year-end adjustments (which shall not be material in the aggregate).

Section 3.07Absence of Certain Changes. Except as set forth in Section 3.07 of the Seller Disclosure Schedule, since the Seller Balance Sheet Date, Seller has conducted the Business in the ordinary course consistent with past practices and have not:

(a) suffered any material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Business;

(b) sold, transferred, leased, licensed or otherwise disposed of any Acquired Assets or any rights thereto (other than in the ordinary course of business);

(c) declared, set aside or paid any dividend or other distribution with respect to any membership interest, or repurchased, redeemed or other acquired any outstanding membership interest or other securities or other ownership interests;

(d) incurred, assumed or guaranteed any indebtedness for borrowed money with respect to the Business;

(e) permitted or allowed any of the Acquired Assets to be subjected to any Lien, other than Liens that will be released at or prior to the Closing;

(f) made any loan, advance or capital contributions to or investment in any Person;

(g) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Acquired Asset;

(h) allowed any insurance policy covering the Business or the Acquired Assets to lapse or be cancelled or reduced the coverage or increased the deductible under any such insurance policy;

(i) received any notice of termination of any Contract;

(j) transferred or granted any rights under, or entered into any Contract regarding any Seller Technology or Intellectual Property Rights or similar rights (including, without limitation, any settlement regarding the breach or infringement or alleged breach or infringement thereof) or modified any existing rights with respect thereto;

(k) instituted, been made a party to, settled or agreed to settle, any Proceeding or suffered any material adverse determination in any Proceeding;

(l) made any transaction or commitment, or entered into any contract or agreement, relating to any Acquired Asset or the Business (including the acquisition or disposition of any assets) or relinquished any material contract or other right, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(m) changed any method of accounting or accounting practice with respect to the Business, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

(n) (i) granted any severance or termination pay to any employee of the Business, (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) increased benefits payable under an existing severance or termination pay policies or employment agreements or (iv) increased compensation, bonus or other benefits payable to employees of the Business; or

(o) entered into any Contract or made any other commitment to take any of the types of actions described in paragraphs (a) through (n) above.

Section 3.08  No Undisclosed Liabilities.   Except as and to the extent set forth in Section 3.08 of the Seller Disclosure Schedule, Seller has no material liabilities whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) Liabilities disclosed or provided for in the unaudited balance sheet of the Business as of March 31, 2013 (the “Seller Balance Sheet”) previously delivered to Buyer;

(b) Liabilities incurred in the ordinary course of business consistent with past practice since the Seller Balance Sheet Date, which were under the executory portion of any contract listed on Schedule 3.11(a) of the Seller Disclosure Schedule or which in the aggregate are not material to the Business; and

(c) Liabilities not required under generally accepted accounting principles to be shown on the Seller Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof.

Section 3.09   Properties.    Seller has good and marketable title to, or in the case of leased property has valid leasehold interests in, all Acquired Assets (whether real or personal, tangible or intangible) reflected on the Seller Balance Sheet or acquired after the Seller Balance Sheet Date, except for properties and assets sold since the Seller Balance Sheet Date in the ordinary course of business consistent with past practices or as contemplated by this Agreement. No Acquired Asset is subject to any Lien, except for Permitted Liens.

Section 3.10  Litigation.   Section 3.10 of the Seller Disclosure Schedule lists all Proceedings currently or at any time within the last twenty-four months pending or to Seller’s Knowledge threatened against the Seller, the Business or involving the Acquired Assets. None of the matters set forth on Section 3.10 of the Seller Disclosure Schedule has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect of the Business.

Section 3.11    Material Contracts.

(a) Except for agreements, contracts, plans, leases, arrangements or commitments set forth in Section 3.11 of the Seller Disclosure Schedule, with respect to the Business, Seller is not a party to or subject to:

(i) Any lease providing for annual rentals of $1,000 or more;

(ii) Any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments of $1,000 or more;

(iii) Any sales, distribution or other similar agreement providing for the sale of materials, supplies, goods, services, equipment or other assets in excess of $1,000;

(iv) Any partnership, joint venture or other similar contract or arrangement;

(v) Any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $1,000;

(vi) Any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

(vii) Any agency, dealer, reseller, sales representative, affiliate or similar agreement;

(viii) Any agreement, contract or commitment that imposes a restriction on Seller: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

(ix) Any agreement, contract or commitment: (A) granting exclusive rights to license, market, sell or deliver any of the products or services of Seller; or (B) otherwise contemplating an exclusive relationship between Seller and any other Person;

(x) Any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any affiliate of Seller; or

(xi) Any other contract or commitment not made in the ordinary course of business that is material to the Business.

(b) Seller has provided or otherwise made available to Buyer complete and accurate copies of all standard form agreements used by the Seller that relate to the Acquired Assets, including all customer agreements, development agreements, distributor or reseller agreements, employee agreements containing intellectual property assignments or licenses or confidentiality provisions, consulting or independent contractor agreements containing intellectual property assignments or licenses or confidentiality provisions, and confidentiality or nondisclosure agreements. Section 3.11 of the Seller Disclosure Schedule sets forth a complete and accurate list of all Contracts entered into by the Seller that include deviations from such standard form agreements.

(c) Seller has provided to Buyer complete and accurate copies of all Contracts identified in Section 3.11 of the Seller Disclosure Schedule, including all amendments or modifications thereto. There is no Contract (or amendment or modification thereto) that is not in written form. Each agreement, contract, plan, lease, arrangement and commitment required to be disclosed on Section 3.11 of the Seller Disclosure Schedule is a valid and binding agreement of Seller and to Seller’s knowledge is in full force and effect, and neither Seller nor to Seller’s knowledge any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, nor to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. Except as set forth on Section 3.11 of the Seller Disclosure Schedule, Seller has performed all obligations required to be performed by it under each Contract prior to the Closing.

(d) Except as set forth on Section 3.11 of the Seller Disclosure Schedule, (i) the consummation of the transactions contemplated hereby will not afford any other party the right to terminate, modify, or exercise any right to increased or accelerated performance under, any Contract and (ii) none of the Contracts (A) contains a provision preventing, prohibiting or requiring any consent or notice in connection with the transfer or assignment of such Contract to Buyer or (B) contains a “change of control” or similar provision triggered by the consummation of the transactions contemplated hereby.

Section 3.12   License and Permits.   Section 3.12 of the Seller Disclosure Schedule correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Governmental Entity issuing such  license  or  permit  (the  “Permits”).

Except as set forth on Section 3.12 of the Seller Disclosure Schedule, such Permits are valid and in full force and effect and are transferable by Seller, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, to Seller’s knowledge Buyer will have all right, title and interest to all such Permits.

Section 3.13   Insurance. Section 3.13 of the Seller Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds covering the Acquired Assets, the business and operations of the Business and its employees. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Seller is otherwise in full compliance in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in effective for the coverage periods set forth in Schedule 3.13 and will remain in full force and effect through the Closing Date. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. Seller does not have knowledge of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

Section 3.14    Compliance with Laws. Seller is not in violation of, has violated, or to Seller’s knowledge, is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or Governmental Entity applicable to the Acquired Assets or Seller’s conduct of the Business.

Section 3.15    Intellectual Property.

(a) Section 3.15(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Registered IP owned by or filed in the name of Seller.

(b) Section 3.15(b) of the Seller Disclosure Schedule contains a complete and accurate list of all Intellectual Property Rights or Technology licensed to Seller (other than non- customized, executable code, internal use software licenses for software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, the Seller’s products or services and that is generally available on standard terms for less than $1,000 and used in the Business), and the corresponding Contracts in which such Intellectual Property Rights or Technology is licensed to the Seller.

(c) Section 3.15(c) of the Seller Disclosure Schedule contains a complete and accurate list of all Contracts in which any third party has been granted any license under, or otherwise transferred or conveyed any right or interest in, any Business IP Rights (other than non-exclusive, internal use licenses granted to end user customers in the ordinary course of business pursuant to the Seller’s standard form of customer agreement provided to Buyer).

(d) To Seller’s knowledge, neither Seller nor any product, information, or service included in the Acquired Assets or the Seller Business IP Rights has ever infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any third party. There are no pending or to Seller’s knowledge threatened infringement, misappropriation or similar claims or Proceedings against Seller or to Seller’s knowledge against any other Person who would be entitled to indemnification by Seller for any such claim or Proceeding. Neither Seller nor any direct or indirect subsidiary of Seller has ever received any notice or other communication (in writing or otherwise) of any actual, alleged, possible, potential or suspected infringement or misappropriation of any third party’s Intellectual Property Rights by Seller or any direct or indirect subsidiary of Seller or by any product or service developed, manufactured, distributed, provided or sold by or on behalf of Seller or any direct or indirect subsidiary of Seller.

(e) To Seller’s knowledge, no third party has infringed, misappropriated, or otherwise violated, and no third party is currently infringing, misappropriating, or otherwise violating, any Business IP Rights.

(f) Seller exclusively owns, and as of Closing, Buyer will exclusively own, free and clear of all Liens, all right, title, interest in and to the Business IP Rights, and the Business IP Rights include all Intellectual Property Rights and Technology needed to operate the Business as currently conducted.

(g) Neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien or restriction on, any of the Business IP Rights; (ii) the release or delivery of any of the Business IP Rights to any other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business IP Rights.

(h) To Seller’s knowledge, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by Seller or included in the Acquired Assets (collectively, the “Seller Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(i) Except as and to the extent set forth on Section 3.11(i) of the Seller Disclosure Schedule, to Seller’s knowledge, no Seller Software contains, is derived from, or is distributed with or developed using any “open source” code in a manner that: (i) imposes or could impose a requirement or condition that any Seller Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) imposes or purports to impose a requirement or condition that Seller grant any license, covenant not to sue or other right under or with respect to any Business IP Rights.

(j) Section 3.15(j) of the Seller Disclosure Schedule contains each Seller Privacy Policy in effect at any time and identifies, with respect to each Seller Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Seller Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Seller Privacy Policy to data or information previously collected under such privacy policy. Seller has complied at all times with all of the Seller Privacy Policies and with all applicable laws, rules, and regulations pertaining to privacy, User Data or Personal Data (including the Children’s Online Privacy Protection Act of 1998, 15 U.S.C. § 6501 et seq.). Seller has collected, stored, processed, transferred and deleted user data and Personal Data using commercially reasonable technical means designed to ensure the security and integrity of the user data and personal data. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the other transactions contemplated by this Agreement or any such other agreements, nor Buyer’s possession or use of the user data or any data or information in the Seller Databases as permitted by or in accordance with the applicable Seller Privacy Policy, will result in any violation of any Seller Privacy Policy or any requirement of applicable law, rules or regulations pertaining to privacy, user data or personal data in effect as of the Closing.

(k) Section 3.15(k) of the Seller Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for Seller at any time (the “Seller Databases”), the types of personal data in each such database, and the security policies that have been adopted and maintained with respect to each such database. To Seller’s knowledge, there has been no unauthorized or illegal use of or access to any user data or personal data or any of the data or information in any of the Seller Databases. Seller is in compliance with all applicable laws, rules, ordinances and regulations pertaining to data security.

(l) Section 3.15(l) of the Seller Disclosure Schedule identifies and describes each social media presence maintained by or for Seller at any time, and the passwords and other account management information with respect to each such social media presence.

Section 3.16   Employees.

(a) Seller has no and has never had any employees.  Section 3.16 of the Seller Disclosure Schedule sets forth a true and complete list of the names, titles, annual wage rates for and other compensation of all consultants to the Seller. Except as set forth on Section 3.16 of the Seller Disclosure Schedule, Seller has no employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any employee or consultant of the Business.

(b) In the conduct of the Business, Seller is in compliance in all material respects with all federal, state or other applicable laws, respecting employment and employment practices (including, without limitation, all laws pertaining to terms and conditions of employment, wages and hours, employee classification, discrimination, affirmative action, civil rights, the Worker Adjustment and Retraining Notification Act and similar state laws (collectively, the “WARN Act”), occupational safety and health, collective bargaining, immigration, workers’ compensation and the collection, payment and withholding of Taxes) (except for violations or failures to comply which are not reasonably likely to result in penalties in excess of $5,000 in the aggregate), and have not received notice of, and are not engaged in, any unfair labor practice. Seller has not incurred any liability or obligation under the WARN Act in connection with the conduct of the Business that remains unsatisfied.

(c) To Seller’s knowledge, no unfair labor practice complaint arising out of or relating to the conduct of the Business is pending before the National Labor Relations Board.

(d) There is no labor strike, dispute, slowdown or stoppage involving any employees of the Business actually pending against or affecting the Seller.

(e) Except as set forth in Section 3.16 of the Seller Disclosure Schedule, there are not, and in the past three years have not been, any material claims, grievances or arbitration proceedings, workers’ compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees) or current or former applicants for employment), governmental investigations, administrative proceedings or other Proceedings of any kind pending or threatened against Seller, in each case that relate to the conduct of the Business by Seller, the Seller’s employment practices, or operations as they pertain to conditions of employment; nor is Seller subject to any order or decree arising from any such matter.

(f) No collective bargaining agreement covering any employee of the Business is currently in existence or is being negotiated by Seller. As of the date of this Agreement, no labor organization has been certified or recognized as the representative of any employees of Seller or is actively seeking such certification or recognition.

(g) Except as set forth on Section 3.16 of the Seller Disclosure Schedule, Seller’s Contracts, if any, with temporary personnel agencies providing personnel to perform services for the Business represent bona-fide, arm’s-length agreements and the personnel provided by such agencies to perform services for the Business are not the Seller’s employees for purposes of any federal, state or local laws, including laws pertaining to tax withholding, provision of benefits or union representation. To the extent any Person performing services for the Business has not properly been treated by Seller as an employee in the past, any amount due such person if such person had been considered and treated as an employee of Seller shall be an Excluded Liability.

(h) Except as set forth in Section 3.16 of the Seller Disclosure Schedule, at the Closing, all salaries, wages, vacation pay, bonuses, commissions and other compensation due from Seller will have been paid.

(i) Except as set forth in Section 3.16 of the Seller Disclosure Schedule, Seller does not have, or contribute to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written. Neither Seller nor any of its affiliates has incurred with respect to any Employee Benefit Plan any liability to the Pension Benefit Guaranty Corporation or other liability.

(j) No employee of Seller will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

Section 3.17 Environmental Compliance. Seller has obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws in connection with the Business. To Seller’s knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Business or any Acquired Asset that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

Section 3.18Tax Matters. Except as set forth in Section 3.18 of the Seller Disclosure Schedule:

(a) All Tax returns required to be filed by or on behalf of Seller have been timely and properly filed and are true, accurate and complete in all material respects.

(b) Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by them for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefore.

(c) Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Acquired Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefore.

Section 3.19Customers.    Section 3.19 of the Seller Disclosure Schedule lists all active customers of the Business and, for each such customer and lists all agreements or other arrangements between Seller and the customers.  Seller has not received within the last ninety
(90) days any written, oral or other notice (including by email, text message or otherwise) that any active customer of the Business expects or intends to cease doing business with Seller, reduce the amount of business such customer does with Seller or modify its relationship with Seller in a manner adverse to Seller.

Section 3.20   Books and Records.   The records and documents of Seller accurately reflect in all material respects the information relating to the Business, the location of the Acquired Assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Business.

Section 3.21Finders’ Fees.    There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or Parent or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.22   Absence of Certain Relationships.    Except as set forth in Section 3.22 of the Seller Disclosure Schedule, to Seller’s knowledge, none of (a) Seller or any Controlling Owner, (b) any executive officer of Seller, or (c) any member of the immediate family of the Persons listed in (a) through (b) of this sentence, has any financial or employment interest in any material subcontractor, supplier, or customer of the Business (other than holdings in publicly held companies of less than 2% of the outstanding capital stock of any such publicly held company).

Section 3.23    No Questionable Payments.  Neither Seller nor any director, officer, agent, employee, or other person associated with, or acting on behalf of, Seller, nor any member of Seller has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

Section 3.24    Completeness of Disclosure. To Seller’s knowledge, no representation or warranty by Seller or the Controlling Owners in this Agreement contains or, and at the Closing Date will contain, an untrue statement of material fact or omits or, at the Closing Date, will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

Section 3.25   Investment Representations and Covenants.

(a) Seller is acquiring the Acquiror Securities for investment for its own account and not with a view to distribution or resale thereof, and it will not sell or otherwise transfer the Acquiror Securities except in accordance with the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission (the “Commission”) and all applicable provisions of state securities laws and regulations. Seller further acknowledges that it understands the foregoing to mean that it will not sell or otherwise transfer any Acquiror Securities unless such securities are registered under the Securities Act and any other applicable federal or state securities laws, or it obtains an opinion of counsel satisfactory to Parent (both as to the issuer of the opinion and the form and substance thereof) that the Acquiror Securities may be transferred in reliance on an applicable exemption from the registration requirements of such laws.

(b) Seller understands that acquisition of the Acquiror Securities is a speculative investment involving a high degree of risk of the loss, and it is qualified by knowledge and experience to evaluate investments of this type. It further acknowledges that it has carefully considered the potential risks relating to an investment in the Acquiror Securities.

(c) Seller is able to bear the economic risk of losing its entire investment in the Acquiror Securities.

(d) Seller understands and acknowledges that the Acquiror Securities have not been registered under the Securities Act, or the securities laws of any state and, as a result thereof, are subject to substantial restrictions on transfer. It further acknowledges that the certificate or certificates representing the Acquiror Securities shall bear a legend in substantially the form set forth in Section 2.07 hereof.

(e) Seller has made an independent examination and investigation of an investment in the Acquiror Securities and Parent and has depended on the advice of its legal and financial advisors and agrees that neither Parent nor Buyer will be responsible in anyway whatsoever for Seller’s decision to invest in the Acquiror Securities and Parent. Seller has been afforded access to all material information (including, without limitation, Parent’s Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 21, 2013 and all other reports, schedules, forms, statements and other documents filed by Parent with the Commission) that it has requested relevant to its decision to acquire the Acquiror Securities and to ask questions of Parent’s management. Seller further acknowledges that, except as set forth herein, neither Parent nor Buyer nor anyone acting on behalf of Parent or Buyer has made any representations or warranties (written or oral) to Seller or any Controlling Owner (or any person acting on their behalf) which have induced, persuaded, or stimulated it to acquire the Acquiror Securities, including (without limitation) as to the future price or value of the Acquiror Securities.

(e) Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Either alone, or together with its investment advisor(s), Seller has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Acquiror Securities, and Seller is and will be able to bear the economic risk of the investment in such Acquiror Securities.

(f) Seller understands and agrees not to engage in any hedging transactions involving any of the Acquiror Securities unless such transactions are in compliance with the provisions of the Securities Act and in each case only in accordance with applicable state securities laws.

Section 3.26    No   Other   Representations   and   Warranties.   Except for the representations and warranties contained in this Article III (including the related portions of the Seller Disclosure Schedules), neither Seller, Controlling Owners nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Acquired Assets furnished or made available to Buyer or Parent (including any information, documents or material delivered to Buyer or Parent, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF
BUYER AND PARENT

Except as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“Qualifying SEC Report”) (other than (i) any information that is contained solely in the “Risk Factors” section of such Qualifying SEC Report, except to the extent such information contained in the “Risk Factors” section of such Qualifying SEC Report consists of factual historical statements, and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Qualifying SEC Report) or as set forth in Schedule 4.08 hereto, Buyer and Parent hereby represent and warrant to Seller and Controlling Owners as follows:

Section 4.01Organization. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect on either Parent or Buyer.

Section 4.02Corporate Authorization. The execution, delivery and performance by each of Parent and Buyer of this Agreement and the consummation by each of Parent and Buyer of the transactions contemplated hereby are within their respective corporate powers and will have been duly authorized by all necessary corporate action of each of Parent and Buyer. This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and constitutes a valid and binding agreement of each of Parent and Buyer, enforceable against them in accordance with its terms.

Section 4.03Governmental Authorization; Consents.

(a) The execution, delivery and performance by Parent and Buyer of this Agreement require no action by or in respect of, or filing with, any Governmental Entity.

(b) No consent, approval, waiver or other action by an Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which Parent or Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Parent or Buyer or the consummation of the transactions contemplated hereby.

Section 4.04   Non-Contravention. The execution, delivery and performance by Parent and Buyer of this Agreement do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of Parent or Buyer, or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Buyer.

Section 4.05    Litigation.  There is no action, suit, investigation, proceeding, review pending against, or to the knowledge of Parent and Buyer threatened against or affecting, Parent or Buyer before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

Section 4.06   Finders’ Fees.   There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Buyer who might be entitled to any fee or commission from Controlling Owners, Seller, or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.07Validity of Parent Shares to be Issued. The Parent Shares to be issued pursuant to the terms of this Agreement are validly authorized and, when such Parent Shares have been duly delivered pursuant to the terms of this Agreement, will not have been issued in violation of any preemptive or similar right of stockholder. When the Parent Shares have been duly delivered pursuant to the terms of this Agreement, such Parent Shares will be validly issued, fully paid, and nonassessable.

Section 4.08   Capitalization; Indebtedness. The authorized capital stock of the Buyer consists of (i) 150,000,000 shares of Parent Common Stock. As of the date hereof, 23,293,117 shares of Parent Common Stock were issued and outstanding. There are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Parent that were issued by the Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Parent, (iii) warrants, calls, options or other rights, in each case, to acquire from Parent, or other obligation of Parent to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights, in each case, that were issued by Parent and that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any of the Parent Securities. Parent is not a party to any voting agreement with respect to the voting of any Parent Securities. Parent has not, during the period from December 31, 2012 to the date of this Agreement, issued any Parent Securities, other than upon the exercise of options or warrants outstanding as of December 31, 2012. Parent has made available to Seller a complete and correct copy of each loan or credit agreement, mortgage, promissory note, or indenture evidencing indebtedness of the Parent.

Section 4.09    No   Other   Representations   and   Warranties.   Except for the representations and warranties contained in this Article IV , neither Parent or Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Parent or Buyer furnished or made available to Seller (including any information, documents or material delivered to Seller, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Parent or Buyer, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V COVENANTS

Section 5.01   Covenants  of  Seller  and  the  Controlling  Owners.  Seller and each Controlling Owner agree that:

(a) No Inconsistent Actions. During the period from the date of this Agreement and continuing until the Closing Date, Seller will not (i) take or agree or commit to take any action that would make any representation and warranty of Seller inaccurate in any respect at, or as of any time prior to, the Closing Date, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b) Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Seller and its affiliates will hold, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Parent or Buyer furnished to Seller or its affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than Parent and Buyer; provided that Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially. The obligation of Seller and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Seller and its affiliates will, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller and its affiliates or on their behalf from Parent or Buyer in connection with this Agreement that are subject to such confidence.

(c) Access  to  Information.   Upon reasonable written notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), Seller shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing, to Seller’s properties, books, contracts, commitments and records to the extent relating to the Acquired Assets and, during such period, Seller shall furnish promptly to the other all information concerning the Acquired Assets as Buyer may reasonably request. Unless otherwise required by law or court order, Buyer will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Buyer, and in the event of termination of this Agreement for any reason Buyer shall promptly return all nonpublic documents obtained from Seller, and any copies or summaries made of such documents, to Seller.

(d) Noncompetition.

(i) Each of Seller and each Controlling Owner agrees that for a period of three full years following the Closing Date, neither Seller nor any Controlling Owner nor any of their respective affiliates will (x) engage, either directly or indirectly, as a principal or for his own account or solely or jointly with others, or as an equity interest holder in (except as a passive investor and in any event with not more than a ten percent (10%) equity interest) or lender to, in any business that competes with the Business as it exists on the Closing Date anywhere in the world; (y) directly or indirectly solicit or induce any Person that was a customer or supplier or active prospective customer or supplier of the Business as of the Closing to terminate its business relationship with Buyer or to patronize any business directly in competition with the Business anywhere in the world or (z) employ or solicit, or receive or accept the performance of services by, any employee currently employed by the Business, other than for the activities specifically identified in Schedule 5.01(d).

(ii) Each of Seller and each Controlling Owner acknowledges and agrees that (a) Seller is selling the goodwill related to the Business to Buyer in the transactions contemplated by this Agreement, (b) the relationships that the Business has with its customers, and suppliers are significant relationships necessary for Buyer to continue to conduct the Business, (c) the Business has an international scope, and (d) Buyer has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets and relationships, and that the covenants set forth in this Section 5.01(d) are reasonable in scope, duration and geographic area, and are necessary in order to protect these legitimate business interests. Each of Seller and each Controlling Owner also acknowledges and agrees that the covenants it or he makes herein will not prevent it or he from practicing its or his profession for clients in any industry other than those covered by the Business or as permitted herein, and that its or his skills and expertise are transferable to serve clients operating in other industries. Further, each of Seller and each Controlling Owner has been advised by the Buyer that the covenants and agreements set forth in this Section 5.01(d) are a material reason Buyer has agreed to consummate the transactions contemplated hereby.

(iii) If any provision contained in this Section 5.01(d) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law. Each of Seller and each Controlling Owner acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller and the Controlling Owner agree that Buyer shall be entitled to seek injunctive relief requiring specific performance by Seller and the Controlling Owners of this Section, and each of Seller and each Controlling Owner consents to entry thereof.

(e) Audit Cooperation.   Seller will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably requested by Parent or Buyer to assist Parent and Buyer in their completion of their audit of the financial statements of the Business, which is expected to be completed within 75 days following the Closing. Without limiting the foregoing, Seller will (i) provide to Parent and Buyer a complete set of financial statements with all entries necessary to close the books and present the statements in accordance with U.S. GAAP having been posted along with all schedules necessary to support the balances in the statements, (ii) fulfill the financial statement auditor request list which will be provided by Buyer and (iii) make available to Parent and Buyer a qualified accounting professional  to respond to auditor inquiries and requests for source documents through the duration of the audit.

(f) Transition of Customer Relationships. Seller will take, or cause to be taken, at Buyer’s cost, all actions, and do, or cause to be done, all things reasonably requested by Parent or Buyer to assist Parent and Buyer in their transitioning to Buyer (as promptly as practicable following the Closing) any customer relationships that are the subject of an Excluded Contract.

Section 5.02Covenants of Buyer.  Buyer agrees that:

(a) No Inconsistent Actions. During the period from the date of this Agreement and continuing until the Closing Date, Parent and Buyer will not (i) take or agree or commit to take any action that would make any representation and warranty of Parent or Buyer inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b) Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its affiliates (including Parent) will hold, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Seller or the Acquired Assets furnished to Buyer or its affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; provided that Parent and Buyer may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to their respective financing sources so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its affiliates will, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer and its affiliates or on their behalf from Seller in connection with this Agreement that are subject to such confidence.

Section 5.03Covenants of All Parties.  Each party agrees that:

(a) Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) Certain Filings. The parties will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is require or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) Public  Announcements.  Seller and the Controlling Owner understand that Parent is a publicly traded corporation, and that the disclosure of information concerning Parent and its business affairs and financial condition is strictly regulated by the Commission and other legal and administrative bodies. Accordingly, Seller and the Controlling Owner hereby agree (i) that Parent may make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby as it deems necessary to comply with applicable law or regulation (including, without limitation, the filing of this Agreement and its exhibits and schedules) and (ii) to take reasonable measures not to make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby, without the prior written consent of Parent (which consent may be given or withheld in its sole discretion).

(d) Notices. Each of the parties shall give prompt notice to the other party of: (i) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles III and IV.

(e) Tax Cooperation; Allocation of Taxes.

(i) Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.03(e).

(ii) All real property, personal property and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.03(e) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after receipt of such statement by certified mail, express mail or personal service. Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Acquired Assets, part or all of which are attributable to the Post-Closing Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Tax Closing Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.03(e), the other party shall make such reimbursement promptly, but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 30 days after receipt of the statement by certified mail, express mail or personal service shall bear interest at a rate of 10% per annum.

(iii) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Acquired Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Seller.

(f)  Employee Matters. On the Closing Date, Buyer and Key Individual will enter into an employment agreement in the form attached hereto as Exhibit C.

ARTICLE VI CONDITIONS

Section 6.01   Conditions to Each Party's Obligations. The obligation of each party to consummate the Closing is subject to the satisfaction of the following conditions:

(a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity, and all required third party consents (as set forth on Section 3.03 of the Seller Disclosure Schedule), shall have been filed, occurred or been obtained.

(b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Closing and shall be in effect.

Section 6.02Conditions to Obligations of Parent and Buyer.   The obligations of Parent and Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of Seller and the Controlling Owners set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) Each of Seller and each Controlling Owner shall have performed in all material respects all obligations required to be performed by it or him under this Agreement at or prior to the Closing Date.

(c) Buyer shall have received a certificate signed by the Chief Executive Officer(s) of Seller confirming Sections 6.02(a) and (b).

(d) Buyer shall have received (i) resolutions duly adopted by the members of Seller approving the execution and delivery of this Agreement and all other necessary or proper organizational action to enable Seller to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance reasonable satisfactory to Buyer.

Section 6.03Conditions  to  Obligation  of  Seller.   The obligation of Seller to consummate the Closing is subject to the following further conditions:

(a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) Parent and Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Seller shall have received a certificate signed by the Chief Executive Officer of each of Parent and Buyer confirming Section 6.03(a) and (b).

(d) Seller shall have received (i) resolutions duly adopted by the Boards of Directors of Parent and Buyer approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable Buyer to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Parent and Buyer and the authority of Parent and Buyer for this Agreement, all in form and substance reasonable satisfactory to Seller.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

Section 7.01Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, however, that the representations and warranties contained in Sections 3.01 – 3.04, 3.05(b), 3.15 and 3.18 and 4.01 – 4.04 (the “Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statutes of limitations (including any extensions thereto). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice form the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02   Indemnification.

(a) Subject to the other terms and conditions of this Article VII, Seller and each Controlling Owner shall indemnify Parent and Buyer against and agrees to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by Parent or Buyer arising out of: (i) any inaccuracy in or breach of any of the representations or warranties of Seller or Controlling Owners contained in this Agreement; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or any Controlling Owner pursuant to this Agreement; or (iii) the failure of Seller to perform any Excluded Liability or any obligation or liability of the Business relating to the Excluded Assets.

(b) Subject to the other terms and conditions of this Article VII, each of Buyer and Parent, jointly and severally, shall indemnify Seller and Controlling Owners against and agrees to hold them harmless from any and all Damages incurred or suffered by Seller arising out of (i) any inaccuracy in or breach of any of the representations or warranties of Buyer or Parent contained in this Agreement; (ii) any breach or non- fulfillment of any covenant, agreement or obligation to be performed by Buyer or Parent pursuant to this Agreement; or (iii) the failure of Buyer or Parent to perform any Assumed Liability.

Section 7.03   Certain Limitations.   The party(ies) making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a)(i) or 7.02(b)(i) until the aggregate amount of all Damages in respect of indemnification under Section 7.02(a)(i) or (b)(i), as applicable, (without giving effect to any materiality, Material Adverse Effect or similar qualification limiting the scope of any representation or warranty that is the subject of an indemnification claim) exceeds $25,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Damages in excess of the Deductible.

(b) The aggregate amount of all Damages for which an Indemnifying Party shall be liable pursuant to (i) Sections 7.02(a)(i) or (b)(i) (other than in respect of the Fundamental Representations) shall not exceed seventy-five percent (75%) of the Purchase Price, (i) Sections 7.02(a)(i) or (b)(i) (in respect of any of the Fundamental Representations) shall not exceed the Purchase Price and (iii) Sections 7.02(a)(ii), (a)(iii), (b)(ii) or (b)(iii) shall not exceed the Purchase Price. In addition, the aggregate amount of all Damages for which an Indemnifying Party shall be liable pursuant to 7.02(a) or (b) shall not exceed the Purchase Price. For purposes of Article VII, Seller and Controlling Owners, on the one hand, and Buyer and Parent, on the other, are together considered an Indemnify Party. Such limitations shall not apply in the case of fraud.

(c) Payments by an Indemnifying Party pursuant to Section 7.02 in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received or reasonably expected to be received by the Indemnified Party in respect of any such claim, in each case net of deductibles, and all out-of-pocket costs and expenses of recovery of such proceeds (it being understood that no Indemnified Party shall have any obligation to acquire or maintain any insurance coverage).

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any: (i) damages that are remote or unforeseeable; or (ii) any punitive or exemplary damages except to the extent paid or payable by any Indemnified Party to any third party. Such limitations shall not apply in the case of fraud.

(e) Each Controlling Owner’s liability under this Article VII shall be limited to be no more than the product of Damages for which Buyer is entitled to Indemnification and such Controlling Owner’s the pro rata portion of ownership interest in the Seller immediately prior to Closing. Such limitation shall not apply, as to any Controlling Owner, in the case of fraud by such Controlling Owner.

Section 7.04   Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, and will (upon receipt of written notice from the Indemnified Party), assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party’s own counsel (reasonably acceptable to the Indemnified Party); provided that the Indemnifying Party shall have no obligation to assume the defense of a Third Party Claim with respect to which it is contesting its obligation to provide indemnification under this Agreement. In the event that the Indemnifying Party (at the election of the Indemnified Party) assumes the defense of any Third Party Claim, subject to Section 7.04(b) (i) it shall have the right to take such action as it deems necessary to avoid, dispute, defend, or appeal pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and (ii) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of such Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnified Party elects to compromise or defend such Third Party Claim, the Indemnified Party may, subject to Section 7.04(b) pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Sections 5.01(b) and 5.02(b)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. The Indemnified Party shall have the right to settle, adjust or compromise any Third Party Claim; provided, however, that if the Indemnified Party settles, adjusts or compromises any such Third Party Claim without the consent of the Indemnifying Party, such settlement, adjustment or compromise shall not be determinative of whether the Indemnified Party is entitled to indemnification hereunder (or the amount of Damages incurred by the Indemnified Party) in connection with such Third Party Claim (it being understood that if the Indemnified Party requests that the Indemnifying Party’s consent to a settlement, adjustment or compromise, the Indemnifying Party shall not unreasonably withhold or delay such consent). Notwithstanding any other provision of this Agreement, if the Indemnified Party elects to have the Indemnifying Party assume the defense of a Third Party Claim pursuant to Section 7.04(a), the Indemnifying Party shall not enter into settlement of the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.04(b). If a firm offer is made to settle the Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(c) Order of Claims; Payment of Claims. Neither Buyer nor Parent shall seek to satisfy a claim for indemnification directly from the Seller or Controlling Owners until the aggregate dollar amount of all unresolved claims for indemnification of the Buyer Indemnified Parties exceeds the remaining amount of the Escrowed Shares. Neither Buyer shall nor Parent shall seek to satisfy a claim for indemnification directly from the Controlling Owners unless Seller shall have failed to pay any amount owing to Parent or Buyer hereunder within ten (10) days following the date such amount becomes payable to Parent or Buyer. Seller and/or Controlling Owners may use Parent Shares to pay claims. When Parent Shares are used by Seller and/or Controlling Owners to pay any such obligations the value of such shares shall be based on a share price equal to the greater of (a) the Parent Share Closing Price and (b) the average of the volume weighted average trading prices of the Parent Shares for the immediately prior thirty (30) trading days

Section 7.05  Right to Withhold and Offset. Notwithstanding anything to the contrary in this Agreement, Parent and Buyer may withhold the aggregate amounts of any indemnification claims then pending or unresolved against Seller pursuant to Section 7.02(a) (including, without limitation, the amount of any Damages or reasonably anticipated Damages for which Parent or Buyer would be entitled to be indemnified for pursuant to Section 7.02(a)) against amounts otherwise payable to Seller hereunder (including, without, limitation, any payment of the Buyer Note or any security issued upon conversion or exchange of the Buyer Note) as security for the Seller’s obligations under this Article VII. If any claim for indemnification pursuant to Section 7.02(a) is resolved, in whole or in part, in favor of Parent or Buyer, then the amount determined to be due Parent or Buyer may be off-set by Buyer against amounts otherwise payable to Seller hereunder. Any portion of an amount previously withheld by Buyer in respect of any claim that is determined not to be payable to Parent or Buyer shall forthwith be paid to the Seller. The right of set-off described in this Section 7.05 shall not preclude Parent or Buyer from pursuing any other remedy under this Agreement or seeking injunctive relief or specific performance to enforce specifically the terms of this Agreement to the extent permitted by applicable law.

Section 7.06Exclusive Remedies. Subject to Sections 5.01(d) and 9.06 and except in the case of fraud, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, except in the case of fraud each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Article VII.Nothing in this Section 7.05 shall limit a party’s right to seek and obtain any equitable relief to which such party shall be entitled pursuant to Sections 5.01(d) or 9.06.

ARTICLE VIII TERMINATION AND AMENDMENT

Section 8.01  Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of Buyer and Seller;

(b) by either Buyer or Seller if the Closing shall not have been consummated before June 30, 2013 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or

(c) by either Buyer or Seller if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of  the  Closing  shall  have become final and non-appealable.

Section 8.02  Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 5.01(b) and 5.02(b). Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

Section 8.03Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04   Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX MISCELLANEOUS

Section 9.01Notices.  All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Buyer, to: and

Mobivity Holdings Corp.
58 W. Buffalo Street, Suite 200
Chandler, AZ 85225 Attn: Dennis Becker, CEO

(b) if to Seller or the Controlling Owners, to

Front Door Insights LLC 22 Oneida Trail
Malvern, OH 44644 Attn: Bryan Shaw

With a copy to: Bodman PLC
6th Floor at Ford Field

1901 St. Antoine Street Attn: Forrest O. Dillon

Section 9.02Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.03Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.04    Entire  Agreement;  Assignment.    This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that Buyer may assign its rights and obligations to any other wholly owned subsidiary of Parent or Buyer, but no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations.

Section 9.05   Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among the residents of such state made and to be performed entirely within such state (without giving effect to principles of conflicts of laws).

(b) Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) between the Buyer or Parent, on the one hand, and Seller or the Controlling Owner, on the other hand, arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be settled by binding arbitration conducted in Chandler, Arizona, in accordance with the then current arbitration rules of JAMS as modified by the following provisions of this Agreement:

(i) If the amount in dispute exceeds $500,000, three neutral arbitrators shall be selected by the parties from the JAMS panel list, one of whom shall be chosen by the Seller, one of whom shall be chosen by the Buyer and the third to be chosen by the two arbitrators chosen by the Seller and the Buyer; provided, that if the two arbitrators chosen by the Seller and the Buyer are unable to reach agreement with respect to the third arbitrator, the third shall be chosen in accordance with the appointment rules of JAMS. If the amount in dispute is less than $500,000, selection of one neutral arbitrator by the parties shall be from JAMS panel list and shall be chosen by the Seller and the Buyer together; provided, that if the Seller and the Buyer are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of JAMS. The arbitrators shall be experienced in complex business matters and mergers and acquisitions transactions.

(ii) The arbitration process shall be conducted on an expedited basis by the regional office of JAMS located nearest to Chandler, Arizona. Proceedings in arbitration shall begin no later than 45 days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than 180 days after the filing of the Dispute (including delivery of the written judgment under clause (vi) below). All hearings, unless otherwise agreed to by the parties, shall be held in Chandler, Arizona.

(iii) The Seller and the Buyer may obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator(s) may, in his, her or their discretion, set parameters on the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions.

(iv) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose;

(v) The award of the arbitrator(s) shall be made in a written opinion containing a concise reasoned analysis of the basis upon which the award was made.

(vi) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(vii) The parties to any arbitration shall share equally the fees and costs of JAMS and the arbitrator(s). The prevailing party or parties shall be entitled to recover from the adverse parties his, her or its actual reasonable attorneys’ fees and costs incurred in connection with the arbitration and the enforcement thereof.

(viii) Any party may apply to a court having jurisdiction to: (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved; (C) avoid the expiration of any applicable limitations period; (D) preserve a superior position with respect to other creditors; or (E) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of Section 9.05(b)(ix).

(ix) The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. In the event that the arbitrator(s) exceed their authority under this Agreement and violate this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator(s) exceeded their authority.

(x) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 9.05(b). Notwithstanding the foregoing, the parties shall continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

Section 9.06Specific  Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity

Section 9.07Expenses.  Whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.08Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the “bulk sales”, “bulk transfer” or similar laws of any state. Each of Seller and the Controlling Owner agrees to indemnify and Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such “bulk sales”, “bulk transfer” or similar laws.

Section 9.09   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

MOBIVITY HOLDINGS CORP.

By:
Name:  Dennis Becker
Title: Chief Executive Officer

MOBIVITY, INC.

By:
Name:  Dennis Becker
Title: Chief Executive Officer

FRONT DOOR INSIGHTS LLC

By:
Name:
Title: Chief Executive Officer

CONTROLLING OWNERS:

Etien D’Hollander
Bryan Shaw
Tom Tolbert